Exhibit 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

November 4, 2021

Ampco-Pittsburgh Corporation (NYSE: AP) Announces Third Quarter 2021 Results

•	Sales up 7% versus prior year quarter

•	Forged and Cast Engineered Products Backlog up 16% sequentially

•	Price increase actions commenced

•	Cost reduction actions in progress and capital equipment improvement plan on track

Carnegie, PA, November 4, 2021 – Ampco-Pittsburgh Corporation (NYSE: AP) (the “Corporation” or “Ampco-Pittsburgh”) reported net sales of $81.2 million and $260.4 million, respectively, for the three and nine months ended September 30, 2021, compared to $75.7 million and $241.5 million for the three and nine months ended September 30, 2020, respectively. The increase is primarily attributable to higher sales of forged engineered products to the steel distribution and energy markets and higher sales of cast rolls for hot strip mills.

Loss from operations for the three and nine months ended September 30, 2021, was $2.4 million and $1.0 million, respectively, compared to income from operations of $0.2 million and $4.4 million for the three and nine months ended September 30, 2020, respectively. The decline primarily reflects under-recovery of the inflationary effects of production costs as well as higher maintenance spending associated with extended machine outages in the Forged and Cast Engineered Products segment, which more than offset the effect of higher sales and improved absorption of manufacturing costs from higher production levels. For the nine months ended September 30, 2021, the decline additionally reflects an insurance recovery of $0.8 million received in the first quarter of the prior year.

Commenting on the quarter, Ampco-Pittsburgh’s CEO, Brett McBrayer, said, “While I am proud of how our team has been able to navigate and mitigate much of the supply chain issues that nearly all manufacturers are now facing, we have seen significant inflationary pressures impacting our business. Our sales agreements with index-based surcharges do not uniformly cover all inflationary cost elements and our pricing is under-recovering the rapid rise in operating costs in the Forged and Cast Engineered Products Segment. As a result, we are now implementing price increase actions across the business.”

Mr. McBrayer continued, “The plant downtime we took for planned maintenance during the quarter positions us well for the expected higher production rates evident with our backlog growth. The extended outages of some of our key equipment further emphasize the importance of the plant modernization capital projects we have underway to further reduce our cost structure. As we look to the future, our recently announced pricing actions should help improve our margins and the increase in the backlog for the Forged and Cast Engineered Products segment points to top-line growth in 2022.”

Investment-related income for the three months ended September 30, 2021, declined compared to the prior year due to the timing of dividend income recorded one quarter earlier this year, but is approximately comparable year-to-date. Interest expense for the three and nine months ended September 30, 2021, declined in comparison to the prior year based on reduced debt. Other – net improved for the three and nine months ended September 30, 2021, due to higher pension income and gains on foreign exchange transactions in the current quarter and fewer losses year-to-date.

The income tax provision for the nine months ended September 30, 2021, includes an unusual expense of $0.4 million, or $0.02 per common share, for the revaluation of certain deferred income tax liabilities for a future tax rate change enacted in the U.K. during the second. The income tax benefit for the nine months ended September 30, 2020, includes a benefit of $3.5 million due to expanded tax loss carryback provisions made possible by the CARES Act.

Basic loss per share was $0.08 and $0.02 for the three and nine months ended September 30, 2021, respectively. This compares to earnings of $0.07 and $0.45 per share for the three and nine months ended September 30, 2020, respectively. Basic earnings per share for the nine months ended September 30, 2020, included a $0.34 per share combined benefit for the CARES Act tax loss carryback and the insurance recovery.

Segment Results

Forged and Cast Engineered Products

Sales for the Forged and Cast Engineered Products segment for the three and nine months ended September 30, 2021, improved from the prior year period primarily due to higher sales of forged engineered products to the oil and gas and steel distribution markets and higher sales of cast rolls for hot strip mills.

Operating results for the three months ended September 30, 2021, declined compared to the prior year primarily due to under-recovery of the inflationary effects of production costs as well as higher maintenance spending associated with extended machine outages, which more than offset the effect of higher sales and improved absorption from higher production levels. For the nine months ended September 30, 2021, the decline additionally reflects an insurance recovery of $0.8 million received in the prior year.

Air and Liquid Processing

Sales for the Air and Liquid Processing segment for the three and nine months ended September 30, 2021, declined slightly compared to the prior year due to delays in availability of trucking and certain parts due to supply chain issues, but operating results were comparable due to higher pricing and productivity improvements.

Teleconference Access

Ampco-Pittsburgh Corporation (NYSE: AP) will hold a conference call on Thursday, November 4, 2021, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the third quarter ended September 30, 2021. The Corporation encourages participants to pre-register at any time, including up to and after the call start time via this link: https://dpregister.com/sreg/10161101/ee83174b90. Those without internet access or unable to pre-register should dial in at least five minutes before the start time using:

•	Participant Dial-in (Toll Free): 1-844-308-3408

•	Participant International Dial-in: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on the Corporation’s website under the Investors menu at www.ampcopgh.com.

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporation manufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. Through its operating subsidiary, Union Electric Steel Corporation, it is a leading producer of forged and cast rolls for the global steel and aluminum industry. It also manufactures open-die forged products that principally are sold to customers in the steel distribution market, oil and gas industry, and the aluminum and plastic extrusion industries. The Corporation is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems, and centrifugal pumps. It operates manufacturing facilities in the United States, England, Sweden, Slovenia, and participates in three operating joint ventures located in China. It has sales offices in North and South America, Asia, Europe, and the Middle East. Corporate headquarters is located in Carnegie, Pennsylvania.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by or on behalf of Ampco-Pittsburgh Corporation (the “Corporation”). This press release may include, but is not limited to, statements about operating performance, trends, events that the Corporation expects or anticipates will occur in the future, statements about sales and production levels, restructurings, the impact from global pandemics (including COVID-19), profitability and anticipated expenses, future proceeds from the exercise of outstanding warrants, and cash outflows. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Act and words such as “may,” “will,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For the Corporation, these risks and uncertainties include, but are not limited to: cyclical demand for products and economic downturns; excess global capacity in the steel industry; fluctuations of the value of the U.S. dollar relative to other currencies; increases in commodity prices or shortages of key production materials; consequences of global pandemics (including COVID-19); changes in the existing regulatory environment; new trade restrictions and regulatory burdens associated with “Brexit”; inability of the Corporation to successfully restructure its operations; limitations in availability of capital to fund the Corporation’s operations and strategic plan; inoperability of certain equipment on which the Corporation relies; work stoppage or another industrial action on the part of any of the Corporation’s unions; liability of the Corporation’s subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of those subsidiaries; inability to satisfy the continued listing requirements of the New York Stock Exchange or NYSE American; failure to maintain an effective system of internal control; potential attacks on information technology infrastructure and other cyber-based business disruptions; and those discussed more fully elsewhere in this report and in documents filed with the Securities and Exchange Commission by the Corporation, particularly in Item 1A, Risk Factors, in Part I of the Corporation’s latest Annual Report on Form 10-K. The Corporation cannot guarantee any future results, levels of activity, performance or achievements. In addition, there may be events in the future that the Corporation may not be able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, the Corporation assumes no obligation, and disclaims any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$81,185	$75,674	$260,413	$241,515

Cost of products sold (excl. depreciation and amortization)	67,990	59,461	213,011	189,604
Selling and administrative	10,910	11,445	34,538	33,474
Depreciation and amortization	4,279	4,511	13,515	13,863
Loss on disposal of assets	367	79	334	131

Total operating expenses	83,546	75,496	261,398	237,072

(Loss) income from operations	(2,361)	178	(985)	4,443
Other income (expense):
Investment-related income	14	1,215	1,079	1,327
Interest expense	(834)	(1,018)	(2,672)	(3,228)
Other – net	2,006	1,493	4,694	2,510

Total other income – net	1,186	1,690	3,101	609
(Loss) income before income taxes	(1,175)	1,868	2,116	5,052
Income tax (provision) benefit	(291)	(630)	(2,044)	1,649

Net (loss) income	(1,466)	1,238	72	6,701
Less: Net income attributable to noncontrolling interest	123	270	431	923

Net (loss) income attributable to Ampco-Pittsburgh	$(1,589)	$968	$(359)	$5,778

Net (loss) income per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$(0.08)	$0.07	$(0.02)	$0.45

Diluted	$(0.08)	$0.07	$(0.02)	$0.43

Weighted-average number of common shares outstanding:
Basic	19,093	13,343	18,905	12,915

Diluted	19,093	14,454	18,905	13,585

AMPCO-PITTSBURGH CORPORATION

SEGMENT INFORMATION

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net Sales:
Forged and Cast Engineered Products	$61,179	$54,499	$195,558	$173,723
Air and Liquid Processing	20,006	21,175	64,855	67,792

Consolidated	$81,185	$75,674	$260,413	$241,515

(Loss) Income from Operations:
Forged and Cast Engineered Products	$(2,832)	$1,301	$688	$5,434
Air and Liquid Processing	2,891	2,261	7,265	7,691
Corporate costs	(2,420)	(3,384)	(8,938)	(8,682)

Consolidated	$(2,361)	$178	$(985)	$4,443